EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the reference to our firm under the caption “Experts” and to the inclusion in Amendment #2 to the Registration Statement on Form S-1 (file#: 333-26621) of Auto Parts 4Less Group, Inc. of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 9, 2022 with respect to our audits of the consolidated financial statements of Auto Parts 4Less Group, Inc. and Subsidiaries as of January 31, 2022 and 2021 and for the years then ended.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

August 30, 2022